Exhibit 99.5

April 8, 2010

Massey Statement to Shareholders

Regarding Upper Big Branch Explosion

As shareholders of Massey Energy Company, we know you join with us in concern and sympathy for the families who lost loved ones in the recent explosion at the Upper Big Branch (UBB) mine. This is a terrible tragedy, and the loss of our members deeply affects each of us at Massey. We want to reassure you that we are working diligently to provide for the needs of families affected by this tragedy. We are also working around the clock to regain access to the mine so the search and rescue efforts can resume.

Following an event of this nature there is always a period of uncertainty. We are providing this communication to update you on our expectations for our operations going forward and provide you with other information.

Sales Impact

Our sales plan for the balance of 2010 was to ship approximately 1.6 million tons of metallurgical coal from the UBB mine. The average price per ton contained in our 2010 sales plan for the UBB coal was approximately $91.00.

Mitigation

We are currently working on plans to mitigate the lost production at UBB by increasing production at other mines. We have a significant amount of mining equipment available that can be deployed as well as mines where we can produce additional coal similar in quality to that of UBB. We also anticipate that because of our mitigation efforts, as well as attrition at other mine locations, we will be able to put to work the vast majority of UBB miners not working due to the accident. The mitigation plan will take some time to finalize and implement. Changes to mine plans will need to be approved by the appropriate agencies and authorities. Even with the mitigation efforts, we do not believe we can replace 100 percent of the planned UBB production for 2010.

Insurance Coverage

Coal mining is subject to inherent risks. For some of these risks we maintain third-party insurance coverage and for some we are self insured.

We self-insure our underground mining equipment, including our longwalls. At UBB we were operating a longwall and four underground miner sections. The condition of this equipment is unknown at this time, but we believe much of it will be recoverable.

We do not currently carry business interruption insurance for the UBB mine.

We do have third-party insurance coverage that applies to litigation risk. We believe this coverage will apply to litigation that may stem from the UBB explosion.

Safety Statement

The safety of our members has been and will continue to be our top priority every day. Media reports suggesting that the UBB tragedy was the result of a willful disregard for safety regulations are completely unfounded. Our lost-time incident rate has been better than the industry average for 17 of the past 19 years, improving significantly in recent years. These improvements have been achieved through concerted effort and significant investment.

At Massey, safety is everyone’s concern. We are committed to instilling a culture of safety through our S-1 (Safety First) program. S-1 combines training, mentoring, monitoring, safety innovation, and risk reduction. We continue to invest in the development of safety innovations that exceed industry and regulatory standards. Our past innovations have become industry standards such as the Massey reflective stripes on miners’ clothing and flapper pads on roof bolting equipment. More recently, we have developed proximity devices that automatically shut down equipment if a person gets too close. We are also working on a revolutionary new miner helmet that will provide improved safety as well as convenience. Our safety efforts and accomplishments are well known and acknowledged by our industry.

Since the passage of the Miner Act in 2006, we have worked hard to implement the requirements of the Miner Act, including the usage of tracking devices and shelters.

Media coverage on the UBB incident has referred to safety violations issued to UBB by MSHA without placing the numbers in context. Since January 2009, UBB has had less than one violation per day of inspection by MSHA, a rate consistent with national averages. We do not condone any violation of MSHA regulations, and we strive to be in compliance with all regulations at all times. Most of the citations issued by MSHA to UBB in the last year were resolved on the same day they were issued.

The Future at UBB

We expect to re-open the UBB mine at some point in the future. There is no way to predict at this time when we can resume normal operations. Our focus at this point remains on regaining access to the mine so search and rescue efforts can be continued. We plan to work in full cooperation with state and federal agencies in a full investigation into the cause of the explosion. Only following the conclusion of the full investigation and remediation of any issues identified will we be able to determine when the mine will re-open.

Cumberland Acquisition

We expect the acquisition of Cumberland Resources to proceed as scheduled.

The tragedy at UBB weighs heavily on us at Massey. However, we will not let this accident deter us from continuing to instill a culture of safety at all levels. As we have always done in the past, we will conduct extensive reviews of the UBB accident and work in every way possible to ensure that a similar incident doesn’t happen again. Safety is and will continue to be everyone’s top priority.

Thank you for your continued support of Massey Energy Company. Please do not hesitate to contact us if you have further questions or concerns.

FORWARD-LOOKING STATEMENTS: Certain statements in this statement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader to not rely on them unduly.